Exhibit 99.1

Press Release

November 22, 2010

Four Rivers announces issuance of performance based incentive plan to secure its key team executives

London, United Kingdom – November 22, 2010 - Four Rivers BioEnergy Inc. (OCTBB: FRBE & OTCQB: FRBE) (“4Rivers'' or “Four Rivers” or “the Company”) today announced that it has issued a number of warrants to purchase common stock to its key managers and staff which vest upon future performance targets being met and thereby provide motivation and mutuality of interest between the Company and those people who will be the drivers of shareholder value.

Warrants to purchase up to 360,000 shares of common stock will be shared between six managers and staff, below the board. Twenty percent of these warrants vest immediately and the balance vest in four instalments if and when certain performance milestones are reached. The exercise price of $0.40 a share is based on the market price of the shares on the issue date.

In addition the Company’s board members, three of which hold senior management positions, are to be issued warrants to purchase up to 545,659 shares on the same terms (including the performance relating vesting terms) as described above.

This brings the percentage shareholding of the executive members of the Board, on vesting and exercise of their warrants, to approximately twenty four percent of the fully diluted share capital of the Company.

In addition, the vesting terms of warrants previously issued to board members, but not yet vested  (a total of 575,029 warrants), will also be altered to apply the same performance vesting milestones as apply to the new warrants.

Stephen Padgett, the Chief Executive Officer, commented as follows on the new incentives:

“We are, I believe, about to enter a very important period and the potential for substantial growth in value is clear. To achieve this growth, we need all of our people to continue to commit exceptionally in the months and years ahead and we must align their interests with that of the Company and preserve a strong entrepreneurial team culture.”

Martin Thorp, the Chief Financial Officer, continued:

“Our approach to equity compensation is an essential part of the reward package for a high-growth potential company like ours. We have attracted highly experienced people and we need them to commit at exceptional levels; but we are not able to pay cash compensation commensurate with their skill and experience level at this point in our development. The warrant vesting formula is designed to do two things: firstly to create mutuality of interest between our people and the Company and be ‘anti-dilutive’, and secondly to preserve a strong team culture through the stresses of growth, by applying the same performance vesting goals across the entire team”

About Four Rivers BioEnergy  Inc.

Four Rivers BioEnergy Inc. is focused on realizing the potential to produce and sell energy (in the form of electricity) from sustainable waste and renewable feedstocks. Our business model involves the vertical integration of the energy production cycle from feedstock procurement and processing through to electricity generation and sale, all within one business model and on integrated industrial sites.  We are presently in the final phases of completing our first Integrated Waste to Energy Plant on an industrial site in the UK which we acquired in 2009.

To find out more about Four Rivers BioEnergy Inc (OTCBB: FRBE), visit our website at http://www.riv4ers.com.

Contacts:

Stephen Padgett, Chief Executive Officer

Tel: +44 (0)1642 674085

Fax: +44 (0)1642 674415

Email: stephenpadgett@riv4ers.com

Martin Thorp, Chief Financial Officer

Tel +44 207 499 1730

Fax: +44 (0)1642 674415

Email: martinthorp@riv4ers.com

Laurel Moody, Investor Relations

Corporate Profile, LLC

Tel +1 646 810 0608

Email: lmoody@corporateprofile.com

Alvaro Novillo, Spanish Investor Relations

Tel +34 664 408 206

Email: ir4rivers.esp@gmail.com

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management's good faith views and expectations when made. Forward-looking statements are inherently subject to known and unknown risks and uncertainties which, in the case of the company, include raising adequate capital to continue operations, technology and product development uncertainties, competition, cost and availability of feedstock, and plant development and manufacturing scale up. Actual results may differ, perhaps materially, from those discussed in the forward-looking statements. The company discussed in this release is not obligated to update its forward-looking statements or comment on those differences. Readers are encouraged to refer to the recent public filings of the company to further ascertain the risks associated with the forward-looking statements. Readers are urged not to place undue reliance upon such statements.

SOURCE: Four Rivers BioEnergy Inc.